EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 14th day of May, 2002, by and between BMC Industries, Inc, a Minnesota corporation (the "Company"), and Douglas Hepper ("Executive").

        WHEREAS, the Company wishes to secure Executive's services as Chief Executive Officer, under the terms and conditions hereof; and

        WHEREAS, Executive wishes to provide such services to the Company;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, Executive and the Company hereby agree as follows:

        1.    Employment

                Subject to all terms and conditions hereof, the Company shall employ Executive, and Executive shall serve the Company as an employee, until Executive's employment terminates under Section 4 hereof.

        2.    Duties and Powers of Executive

                Subject to all terms and conditions hereof, the Company shall employ Executive as, and Executive shall serve as, Chairman, President and Chief Executive Officer of the Company.  Executive shall have all duties customarily associated with the office of chief executive officer, shall have primary management responsibility for the Company and its businesses, and shall perform such other duties consistent with the position of chief executive officer as may be specified from time to time by the Board of Directors of the Company (the "Board"), to whom Executive shall report.  While Executive is employed by the Company, Executive shall devote full time to Executive's duties hereunder and shall not accept other employment or engage in other material business activity, except as may be approved in writing by the Board.

       3.    Compensation

                (a)    While Executive is employed by the Company hereunder, the Company shall pay to Executive a base salary at a rate determined by the Board from time to time (but not less than  $400,000 per year), payable in accordance with the Company's standard payroll practices as in effect from time to time. If, during any period while Executive is employed hereunder, the Company provides a health-care plan for its management but Executive does not receive coverage thereunder, then the Company shall pay to Executive, as additional cash compensation for such period, such amount as the Company would have paid as the Company's share of the coverage cost had Executive been covered under such plan.

                (b)    While Executive is employed by the Company hereunder, Executive shall participate in the Company's management incentive plan, as in effect from time to time, and subject to such financial-performance goals and other terms and conditions as the Board may establish from time to time.  For each fiscal year of the Company throughout which Executive is employed hereunder, his bonus opportunity target under such plan shall be 75% of his base compensation during such fiscal year, and his bonus opportunity maximum under such Plan shall be 112.5% of such base compensation.  For any fiscal year during which Executive is employed hereunder for less than all of such fiscal year, such target and such maximum shall be prorated to reflect that part of such fiscal year during which Executive was so employed. (For the Company's fiscal year ending in 2002, the amount of Executive's bonus shall not be less than his bonus opportunity target, prorated to reflect that portion of such fiscal year while he is employed hereunder.)

                (c)    Upon commencement of Executive's employment hereunder, the Company shall award to Executive, under the Company's stock option plan for executives then in effect, non-qualified options to purchase  300,000 shares of stock of the Company, having

(i)    a per-share option-exercise price equal to the average of the per-share high and low trading prices of such stock on the New York Stock Exchange on the first business day of employment, and

(ii)    a vesting schedule such that 20% of such options shall vest on each of the first five anniversaries of  such first business day.

Such award shall be subject to Executive's executing the Company's standard form of option agreement, a copy of which is attached as Exhibit A.  If Executive remains employed hereunder for a period of at least three years, then, in the event of a termination of employment after the end of such three-year period other than "For Cause" (as defined below), the Company shall cause all such options to be vested and to be exercisable until the first anniversary of the Termination Date (as defined below).

                (d)    While Executive is employed by the Company hereunder, the Company shall provide to Executive participation in the Company's

(i)    vacation plan (at a vacation-accrual rate of four weeks per year);

(ii)    flexible-account plan (providing 10% of base compensation to reimburse for club memberships and automobile lease);

(iii)    savings and profit sharing plan; and

(iv)    other insurance, pension and similar fringe-benefit plans as may be provided from time to time by the Company to its other senior executives,

in each case as such plan may be in effect from time to time. The Company shall also reimburse Executive for the admission fee (not exceeding $50,000) at a country club. For each of the first 36 months while Executive is employed hereunder, 1/36th of the total so reimbursed by the Company shall be applied to the flexible-account plan referred to in clause (ii) above and shall reduce the amount otherwise available to Executive under such plan.

        4.    Termination

                Executive's employment by the Company hereunder shall terminate immediately upon:

                (a)    receipt by the Company of Executive's resignation (whether written, oral or in other form);

                (b)    receipt by Executive of notice from the Company of termination of his employment; or

                (c)    Executive's death or Incapacity (as defined below),

and the date on which termination occurs shall be the "Termination Date."

        5.     Payments Upon Termination

                (a)      If Executive's employment hereunder ends by reason of Involuntary Termination (as defined below), then

(i)    if the Termination Date is within 90 days after a Change in Control (as defined below), the Company shall continue to pay Executive's base salary, at the rate then in effect, until the third anniversary of the Termination Date; or

(ii)    if the Termination Date is not within 90 days after a Change in Control, then the Company shall continue to pay Executive's base salary at the rate then in effect until the first anniversary of the Termination Date, and shall also pay to Executive for each of the 12 months immediately following the Termination Date, 1/12thof Executive's bonus opportunity target for the fiscal year in which the Termination Date falls.

                (b)     If Executive's employment hereunder ends by reason other than Involuntary Termination, then the Company shall pay Executive's base salary through the Termination Date.

                (c)    In the event of termination of Executive's employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 5(a) or Section 5(b) above and the Company shall have no other obligation to Executive, except as otherwise provided by law.

                (d)    For any period following the Termination Date, if Executive renders services during such period (whether as an employee, consultant or otherwise), and receives at any time remuneration for such services, then the amount otherwise payable by the Company for that period (if any) shall be reduced by the amount of such remuneration.  Executive shall at all times while entitled to any payment hereunder (and as a precondition to such payment) provide to the Company in writing the name and business address of each person and entity for whom Executive renders services, and a summary description of the principal business of such person or entity and the title, position, principle duties, address and telephone number of Executive.

        6.    Certain Definitions

                (a)    A termination of employment by the Company shall be "For Cause" if (and only if) such termination is for (i) Executive's dishonesty or willful misconduct related to the Company, (ii) Executive's neglect of his or her duties, if the Company has given to Executive notice specifying the act or omission constituting such neglect and Executive has repeated such act or omission following receipt of such notice or (iii) conviction of a felony or conviction of any crime involving moral turpitude.

                (b)    "Involuntary Termination" shall mean (i) any termination by the Company that is not "For Cause" and (ii) any resignation by Executive if such resignation occurs within 60 days following the occurrence of any Change in Employment Terms (as hereinafter defined).

                (c)    "Change in Employment Terms" shall mean (i) demotion of Executive or any material reduction in his authority or assignment to him of material duties that are substantially inconsistent with  his position and title immediately prior to such assignment; (ii) any reduction of Executive's base salary; (iii) any reduction of the target amount for Executive's position under the management incentive plan; (iv) any requirement that Executive relocate; (v) any substantial reduction in the benefits and perquisites provided to Executive; and (vi) any other material adverse change in the terms and conditions of Executive's employment (but no amendment to this Agreement in accordance with its terms shall be deemed a Change in Employment Terms); provided, however, that none of the foregoing shall constitute a Change in Employment Terms unless Executive objects thereto by giving notice to the Board within 30 days after Executive becomes aware of such assignment, reduction, requirement or other change and the Company fails to correct the same within 30 days following receipt of such notice, in which case a Change in Employment Terms will be deemed to have occurred on the 31st day following the Board's receipt of such notice.

                (d)    "Change in Control" means

(i)    a majority of the directors of the Company are Persons other than Persons (A) for whose election proxies have been solicited by the Board or (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(ii)    beneficial ownership (as determined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor thereto)) of more than 30% of all outstanding voting stock of the Company is acquired in one or more transactions by any Person or group of Persons acting in concert (other than the Company); or

(iii)    the shareholders of the Company approve a definitive agreement or plan to

(A)    merge or consolidate the Company with or into another corporation (other than (1) a merger or consolidation with a corporation controlling the Company or controlled by the Company within the meaning of Code Section 368(c) or (2) a merger in which the Company is the surviving corporation and either (x) no outstanding voting stock of the Company (other than fractional shares) held by stockholders immediately prior to the merger is converted into cash, securities or other property or (y) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company or its parent corporation immediately after the merger),

(B)    exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for shares of another corporation,

(C)    sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions) or

(D)    liquidate or dissolve the Company.

                (e)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                (f)    "Person" means any individual, corporation, company, partnership, association, trust or other entity of any kind.

                (g)    "Incapacity" means the inability of Executive to perform Executive's duties hereunder by reason of illness or other physical or mental impairment or condition, if such inability continues for 60 days or more.

        7.    Certain Covenants of Executive

                (a)    As used in this Section 7, "Company" shall include the Company and each corporation, partnership and other entity which controls the Company, is controlled by the Company or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

                (b)    Executive hereby agrees that, while Executive is employed by the Company and until the first anniversary of the Termination Date, Executive will not, directly or indirectly

(i)    own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer or director for, or acquire or hold any interest in (A) any business that competes with any business owned or operated by the Company; or (B) any Person which owns, operates or has an interest in any such competing business (except that nothing herein shall prohibit Executive from owning not more than 1.0% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(ii)    employ or attempt to employ any director, officer or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(iii)    solicit, request, advise or induce any present or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company; or

(iv)    publicly criticize or disparage in any manner or by any means the Company, or any aspect of its management, policies, operations, products, services, practices or personnel.

                (c)    Executive hereby acknowledges and agrees that all non-public information and data of the Company, including without limitation that related to product and service formulation, customers, pricing, sales and financial results are of substantial value to the Company, provide it with a substantial competitive advantage in its businesses and are and have been maintained in the strictest confidence as trade secrets.  Except as otherwise approved by the Company in writing, Executive shall not at any time divulge, furnish or make accessible to anyone (other than the Company and its directors and officers) any such information or data.

                (d)    Executive hereby specifically acknowledges and agrees that this Section 7 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that violation of this Section 7 will harm the Company to such an extent that monetary damages alone would be an inadequate remedy.  Therefore, in the event of any violation by Executive of any provision of this Section 7, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation.  If any provision or application of this Section 7 is held unlawful or unenforceable in any respect, this Section 7 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

        8.    No Violation of Other Agreements

                Executive hereby represents and agrees that neither (a) Executive's entering into this Agreement nor (b) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

        9.    Successors and Assigns

                This Agreement is binding on Executive and on the Company and its successors and assigns.  The rights and obligations of the Company under this Agreement may be assigned to a successor.  No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity.

      10.    Separate Representation

                Executive hereby acknowledges that Executive has sought and received independent advice from counsel of Executive's own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

      11.    Governing Law

                This Agreement shall be construed under and governed by the laws of the State of Minnesota.

      12.    Severability

                Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof.

       13.   Withholding of Taxes

                All payments to Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.

        14.    Reduction Regarding Section 280G.  Reference is hereby made to Section 280G of the Internal Revenue Code of 1986, as amended, and any successor provision having substantially similar effect ("Section 280G").  If, as a result of the application of Section 280G to any payment hereunder (or to any such payment when combined with any other payment, benefit, stock option, stock or unit vesting or other transaction) that would constitute "parachute payments" under Section 280G,

(i)    Executive would receive after-tax benefits that are less than those he would have received if Section 280G did not apply and

(ii)    reduction of payments hereunder would increase such after-tax benefits received by Executive,

then payments hereunder shall be reduced by such amount that will restore to the maximum extent possible such after-tax benefits received by Executive.

        15.    Miscellaneous

                Each notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same, at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.  Each notice shall be deemed given on the date on which received.  This Agreement contains the entire understanding of the parties hereto, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties.  No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

DOUGLAS HEPPER	BMC INDUSTRIES, INC.

c/o BMC INDUSTRIES, INC.	One Meridian Crossings
One Meridian Crossings	Suite 850
Suite 850	Minneapolis, Minnesota 55423
Minneapolis, Minnesota 55423

/s/Douglas C. Hepper	By: /s/Paul B. Burke
Douglas Hepper
Title: Chairman and Chief Executive Officer